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EXHIBIT 12.1

Canadian Imperial Bank of Commerce

Computation of Ratio of Earnings to Fixed Charges

CANADIAN GAAP

		Twelve months ended October 31,
	Three months ended January 31, 2003
		2002	2001	2000	1999	1998
	(C$ millions except ratios)
Earnings:
Income before income taxes, minority interests and income/loss from equity investees	638	393	1,843	2,759	1,365	1,549
Fixed charges, excluding interest on deposits	490	1,515	2,462	2,969	3,308	3,968

Subtotal	1,128	1,908	4,305	5,728	4,673	5,517
Interest on deposits	1,007	4,647	7,889	8,206	6,808	6,808

Total	2,135	6,555	12,194	13,934	11,481	12,325

Fixed Charges:
Interest expense, excluding interest on deposits	434	1,367	2,336	2,839	3,189	3,855
Interest component of rental expense	55	146	124	128	118	112
Interest capitalized	11	23	—	—	2	2
Amortization of subordinated indebtedness	1	2	2	2	1	1

Subtotal	501	1,538	2,462	2,969	3,310	3,970
Interest on deposits	1,007	4,647	7,889	8,206	6,808	6,808

Total	1,508	6,185	10,351	11,175	10,118	10,778

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.25x	1.24x	1.75x	1.93x	1.41x	1.39x
Including interest on deposits	1.42x	1.06x	1.18x	1.25x	1.13x	1.14x

U.S. GAAP

	Twelve months ended October 31,
	2002	2001	2000	1999	1998
	(C$ millions except ratios)
Earnings:
Income (loss) before income taxes, minority interests and income/loss from equity investees	(268)	2,031	2,533	1,532	1,459
Fixed charges, excluding interest on deposits	1,515	2,462	2,969	3,308	3,968

Subtotal	1,247	4,493	5,502	4,840	5,427
Interest on deposits	4,647	7,889	8,206	6,808	6,808

Total	5,894	12,382	13,708	11,648	12,235

Fixed Charges:
Interest expense, excluding interest on deposits	1,367	2,336	2,839	3,189	3,855
Interest component of rental expense	146	124	128	118	112
Interest capitalized	23	—	—	2	2
Amortization of subordinated indebtedness	2	2	2	1	1

Subtotal	1,538	2,462	2,969	3,310	3,970
Interest on deposits	4,647	7,889	8,206	6,808	6,808

Total	6,185	10,351	11,175	10,118	10,778

Ratio (Deficiency) of Earnings to Fixed Charges:
Excluding interest on deposits	$(291)	1.82x	1.85x	1.46x	1.37x
Including interest on deposits	$(291)	1.20x	1.23x	1.15x	1.14x

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  EXHIBIT 12.1